Exhibit 10.3

MASTER CONSULTING AGREEMENT

Dated: As of February 10, 2025

Ispire Technology Inc. (“Client”, “Company”)

a Delaware Corporation

With its address at

19700 Magellan Drive, Los Angeles, California 90502

and

Avon River Ventures LLC (“Avon”, “Consultant”)

a Delaware Limited Liability Company

with its address at

8 The Green, Suite 11895, Dover Delaware 19901 USA

First Allocation of $1,344,362 dated February 10, 2025

Consulting Agreement

This Consulting Agreement (the “Agreement”) effective as of February 10, 2025 (the “Effective Date”) between Ispire Technology Inc., a Delaware corporation (the “Client” or “Company”), and Avon River Ventures LLC (“Avon” or “Consultant”).

Background

The parties wish to enter into this Agreement to set forth the basis on which the Consultant will perform consulting services for the Client and with respect to other matters related to the engagement, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.	Engagement

(a) Services. The Client hereby engages the Consultant as a consultant to the Company and the Consultant hereby accepts this engagement. From time to time, the Company may wish for the Consultant to perform certain services for the Company (the “Services”). All of the Services shall be specified in a task order as agreed upon and executed by the parties hereto from time to time, the form of which is attached as Exhibit A (each, a “Task Order”). There will be no limit to the number of Task Orders that may be entered into pursuant to this Agreement, and each Task Order is incorporated in this Agreement by this reference and be subject to the terms and conditions of this Agreement. This Agreement shall prevail in the event of a conflict between any term of this Agreement and any term of a Task Order, except to the extent explicitly stated in the applicable Task Order. The Consultant shall: (1) perform the Services in a timely and professional manner; (2) use diligent efforts consistent with good business practices in performance of the Services; and (3) comply with all applicable laws, regulations, industry standards and governmental requirements in connection with this Agreement.

(b) Nature of Relationship; No Binding Authority. The Consultant will set the Consultant’s own schedule, terms, standards, and hours for performance of the Services. The Consultant shall control the manner, method and sequence that the Services are performed, and the Company will not control the manner and method by which the Consultant renders services pursuant to this Agreement.

(c) Independent Contractor; No Authority to Bind. The Consultant is an independent contractor and shall not be deemed an employee, agent, partner, or joint venturer of the Client for any purpose. The Consultant acknowledges and agrees that it does not have, and shall not hold itself out as having, any authority to make decisions for, act on behalf of, bind, or enter into any contract, agreement, or obligation on behalf of the Client.

2.	Consulting Period

(a) Term. The term of this Agreement, and the Consultant’s engagement under this Agreement, will commence on the Effective Date and will continue until February 10, 2026 (the “Consulting Period”), subject to sooner termination pursuant to Section 2(b).

(b) Termination. The Company or the Consultant may terminate the Consulting Period at any time, for any reason, upon 30 days’ advance written notice to the other party.

(c) Effect of Termination. Section 4 through Section 11 shall survive the expiration or sooner termination of the Consulting Period. Upon expiration or sooner termination of the Consulting Period, neither party shall have any further obligation or liability under this Agreement, except: (i) that the Company shall remain obligated in accordance with this Agreement for any consulting fees accrued and any reimbursable expenses incurred by the Consultant prior to such date as and when payable, (ii) the parties’ obligations under Section 4 through Section 11 shall survive termination.

3.	Compensation; Expenses

(a) Compensation. The Company shall pay the Consultant for the Services in accordance with the applicable Task Order. Compensation shall be payable in full at the time of delivery of the applicable Task Order, with the first such Task Order to be delivered concurrently with the signing of this Agreement. The Consultant shall submit an invoice to the Company reflecting a detailed description of the Services to be performed under the applicable Task Order. Amounts due and payable under this Agreement shall be released by the Company to the Consultant immediately upon execution of each Task Order. Invoices shall be submitted to Zach McMahon at Zach@getispire.com.

(b) Expenses. The Consultant shall be responsible for any and all expenses incurred in connection with the Services and shall not be reimbursed by the Company for any expenses incurred; provided, however, that the Company shall reimburse the Consultant for reasonable travel-related expenses (i.e., airfare, lodging, rental cars, meals) incurred by the Consultant, and for any other reasonable expenses that are necessary for Consultant to incur in order to perform the Services, but only upon prior written approval from the Company and subject to the Consultant’s provision of appropriate expense documentation in accordance with the Company’s policies.

(c) Entire Compensation. The compensation provided for in this Section 3 and the applicable Task Order shall constitute full payment for the Services. The Consultant agrees and understands that, for the Services, the Consultant is not entitled to and has not been promised any compensation, benefits, equity or payments of any kind that are not specifically stated in this Agreement.

(d) Stock Compensation. As part of the compensation for the Services and upon signing of a Task Order, the Consultant shall receive a portion of their compensation in the form of the Company’s common stock as listed on Nasdaq stock exchange and available for trading under ticker symbol ISPR. The terms, including timing and conditions of such stock issuance, shall be mutually agreed upon by the Company and the Consultant in accordance with applicable laws, regulations, and the Company’s internal policies.

4.	Confidentiality; Non-Use and Non-Disclosure

(a) Confidentiality and Non-Use Obligations. The Consultant acknowledges that, in the course of performing the Services, the Consultant may obtain knowledge of the Company’s inventions, discoveries, know-how, trade secrets, business plans, products, processes, software, formulas, methods, models, prototypes, materials, disclosures, customers, collaborators, contractor and supplier lists, names and positions of employees and/or other proprietary and/or confidential information (collectively, the “Confidential Information”). The Consultant shall keep the Confidential Information secret and confidential and shall not publish, disclose or divulge any Confidential Information to any other person, or use any Confidential Information for the Consultant’s own benefit or to the detriment of the Company, or for any purpose other than as necessary to perform the Services, without the prior written consent of the Company, whether or not such Confidential Information was discovered or developed by the Consultant. The Consultant also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence.

(b) Exclusions. The restrictions on use and disclosure of the Confidential Information set forth in this Agreement shall not apply to any portion of the Confidential Information that: (1) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of an act or omission of the Consultant; (2) was known to or in the possession of the Consultant immediately prior to the date of this Agreement as evidenced by the Consultant’s records at such time; or (3) is independently developed or acquired by the Consultant without use of or reference to the Confidential Information, as evidenced by the Consultant’s records.

5.	Enforceability

If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision shall, to the extent permissible under applicable law, be deemed automatically modified in a manner that most closely reflects the original intent of the parties while remaining valid and enforceable. If such modification is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect. For the avoidance of doubt, the invalidity or unenforceability of any provision shall not relieve the Company of its obligations under this Agreement, and the Company shall remain liable to the Consultant to the fullest extent permitted by law.

6.	Law

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide.

7.	Assignment

The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. Neither this Agreement nor any rights or obligations of the Consultant hereunder may be assigned, delegated, subcontracted or otherwise transferred by the Consultant without the prior written consent of the Company, and any attempt by the Consultant to do so without such consent is null and void.

8.	Notices

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed email; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

If to the Company:

Ispire Technology Inc.

19700 Magellan Drive

Los Angeles, CA 90502

United States

Attention: Michael Wang

Email: Michael@getispire.com

With a copy to: Steven@getispire.com

If to the Consultant, at the address set forth on the signature page.

Any party may from time to time change such party’s address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

9.	Waivers

No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or such party’s duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

10.	Counterparts; Electronic Transmission

This Agreement may be executed by the parties on separate counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

11.	Indemnification

The Client shall indemnify, defend, and hold harmless the Consultant, its affiliates, officers, directors, employees, members, representatives, and agents (collectively, the “Indemnified Parties”) from and against any and all claims, liabilities, losses, damages, expenses (including reasonable attorney’s fees and costs), judgments, fines, or penalties arising out of or in connection with:

(i) the Client’s breach of this Agreement or any Task Order;

(ii) any negligence, willful misconduct, or violation of applicable laws by the Client; or

(iii) any third-party claims arising from or related to the Services provided by the Consultant under this Agreement, except to the extent such claims arise from the Consultant’s gross negligence or willful misconduct.

The Client’s obligations under this Section 12 shall survive the termination or expiration of this Agreement.

12.	Compensation

(a)	Cash Compensation:

The Company shall release funds to the Consultant within one (1) business day upon the occurrence of the Company successfully receiving disbursements of cash from a tranche under that certain Master Loan and Security Agreement dated February 10, 2025, by and between the Company and the Consultant (the “MLSA”) and receipt by the Company of written confirmation from the Consultant confirming the execution of a Task Order (together, a “Compensation Event”). The Amount of cash to be paid to the Consultant upon a given Compensation Event shall be directly correlated with the amount of proceeds disbursed to the Company under the MLSA and in accordance with the following table:

Total Amount Disbursed	Cash Fee Percentage
$1-3 Million	6.5%
$3-5 Million	5.5%
$5-7 Million	5%
$7-10 Million	4.25%

The cash payment shall be made to the following bank account:

●	Bank Name: Choice Financial Group located at 4501 23rd Avenue S, Fargo, ND 58104

●	Account Name: Avon River Ventures LLC

●	Account Number: [*]

●	Routing Number: [*]

(b)	Stock Compensation:

Within twenty (20) business days of entry into this Agreement, the Company shall issue $321,500 of shares of its common stock (the “Consulting Shares”), with the number of shares to be issued calculated based on the lower of the Opening or Closing bid price of the Company’s common stock on the trading day immediately preceding the date of this Agreement, to the Consultant using the Company’s shelf registration statement on Form S-3 (File No. 333-280856) (the “Shelf Registration Statement) by means of filing a final prospectus supplement pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”). If, for any reason, the Shelf Registration Statement is unavailable, the Company shall as soon as practicable, and in no event later than within twenty (20) Business Days, (x) instruct its Transfer agent to issue such shares to the Consultant and (y) file a registration statement on Form S-1 or Form S-3 for the purposes of registering such shares for resale by the Consultant. The Company shall use its commercially reasonable efforts to cause such registration statement to become effective on or prior to the 30th calendar day after the initial filing date and to keep such registration statement effective at all times until the Consultant, as applicable, no longer owns any shares of common stock issued hereunder.

The Consultant agrees that, from the date of this Agreement until the MLSA is terminated or expires in accordance with its terms (the “Restricted Period”), neither the Consultant nor any affiliate of the Consultant shall sell, dispose or otherwise transfer, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the Consulting Shares (the “Lockup”), and the Consultant hereby agrees to the Company instructing its transfer agent to both include a lockup legend and place a stop order on the Consulting Shares. Notwithstanding the foregoing, upon the occurrence of a Compensation Event, a number of Consulting Shares directly correlated to the amount of proceeds disbursed to the Company under the MLSA will no longer be subject to the Lockup restrictions (such shares, the “Leak-Out Shares”).

Upon the occurrence of a Compensation Event, the Company shall within one (1) business day inform its transfer agent that the relevant number of Consulting Shares are no longer subject to the Lockup restrictions and shall become Leak-Out Shares. The number of Consulting Shares that become Leak-Out Shares upon a given Compensation Event shall be directly correlated with the amount of proceeds disbursed to the Company in the Compensation Event, calculated at a price per share equal to the lower of the Opening or Closing bid price of the Company’s common stock on the trading day immediately preceding the Stock Compensation Event, and in accordance with the following table:

Total Amount Disbursed	Stock Fee Percentage
$1-3 Million	4.55%
$3-5 Million	3.75%
$5-7 Million	2.5%
$7-10 Million	2.0%

Upon the earlier to occur of (i) the end of the Restricted Period or (ii) the termination of this Agreement, the Consultant agrees that any Consulting Shares that have not become Leak-Out Shares as of such date shall be immediately returned to the Company for cancellation at no cost to the Company. Should the number of Consulting Shares ever be insufficient to pay the amount of stock compensation owed to the Consultant as the result of a Compensation Event, the Company shall issue additional Consulting Shares or Leak-Out Shares, as appropriate, to the Consultant in accordance with the terms of this Section 12(b).

In the interim period prior to receiving shares, the Consultant shall hold the cash equivalent of the stock-based compensation. Upon receipt of the shares, the Consultant shall return such cash held to the Company no later than four (4) Business Days thereafter.

For the avoidance of doubt, the Consultant has not provided any legal or financial advice to the Client regarding such non-dilutive financing transaction.

13.	Non-Refundable Fees and Compensation

All fees, payments, and stock-based compensation paid by the Client to the Consultant under this Agreement, including but not limited to compensation payable in cash or stock, shall be non-refundable under any circumstances. The Client acknowledges and agrees that such payments and compensation represent valid consideration for the Services performed, to be performed, or made available under this Agreement, and that the Consultant shall have no obligation to refund, return, or otherwise reimburse any portion of such fees or compensation, regardless of any termination, expiration, or dispute arising under this Agreement.

14.	No Financial or Legal Advice

The Consultant is not a legal, financial, or tax advisor, and nothing in this Agreement, any Task Order, or the Services provided by the Consultant shall be construed as legal, financial, tax, or investment advice. For the avoidance of doubt, the Consultant has not provided, and shall not provide, any legal, financial, tax, or investment advice to the Client, including, but not limited to, advice regarding any financing transaction or other financial matters.

The Client acknowledges and agrees that it has relied, and will continue to rely, solely on its own legal, financial, tax, and professional advisors for all advice and decisions in connection with any financial, tax, professional and legal matters, this Agreement, or any related matters.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

Client: Ispire Technology Inc.

/s/ Michael Wang
Name:	Michael Wang
Title:	Co-Chief Executive Officer

Date:	2/10/2025

Consultant: Avon River Ventures LLC.

/s/ Krutarth Shah
Name:	Krutarth Shah
Title:	CEO

Date:	2/10/2025

Address: 8 The Green, Suite 11895, Dover DE 19901

Exhibit A: TASK ORDER

Task Order # 1

This Task Order (this “Task Order”) is entered into on February 10, 2025 under the Consulting Agreement dated February 10, 2025 (the “Consulting Agreement”) between Ispire Technology, Inc. (the “Company”) and Avon River Ventures LLC (the “Consultant”). The terms and conditions of the Consulting Agreement are hereby incorporated herein by reference. In the event of a conflict between any provision of the Consulting Agreement and any provision of this Task Order, the terms of the Consulting Agreement shall prevail, unless this Task Order expressly references the specific provision in the Consulting Agreement to be modified by this Task Order. All capitalized terms that are used but not defined in this Task Order shall have the respective meanings given to them in the Consulting Agreement.

1. Description of Services. Scope of Service is focused on Avon deploying a team of professionals, evaluating the Client’s IP Portfolio Assessment and producing a comprehensive IP Portfolio Assessment Valuation and Marketability Review Report titled IP VALUATION AND MARKETABILITY REPORT. The said report will conclude with a Fair Market Value of the assets. To calculate the Fair Market Value (FMV) and use the income-based valuation method, we will define IP Income Contribution to the projected Income from Operations. We will then consider the applicable corporate tax rate to calculate the after-tax royalty savings based on the determined aggregate Royalty Relief Rating. Our approach will identify the Discounted Cashflow Percentage to the IP Income Contribution (post-EBITDA), which we arrived at after discounting the FMPV of business assets upon a Five-Year Schedule. The said report shall have a qualitative and quantitative assessment of the Client’s IP Assets.

Avon will deliver the IP Valuation Report to the Client, where Avon will hold full Copyrights and Distribution rights of the IP Valuation Report.

The Client acknowledges and agrees that:

(i) The work product and findings of the Consultant, including but not limited to the IP Valuation Report, are based on the Consultant’s independent professional judgment, methodologies, and analysis, and the Client shall have no right to challenge, question, dispute, or otherwise contest the Consultant’s work, methodologies, calculations, findings, or conclusions contained in the Report.

(ii) The outcome of the Report is provided as is and reflects the Consultant’s expertise, and the Consultant makes no guarantees, representations, or warranties, express or implied, as to any specific result, outcome, or valuation.

(iii) The Client’s engagement of Avon and payment for the Services shall constitute the Client’s full acceptance of the Consultant’s work product. Under no circumstances shall the Client have the right to claim a refund, adjustment, or modification of the fees paid or the stock-based compensation issued to the Consultant on the basis of disagreement with the content, findings, or conclusions of the Report.

2. Term of Task Order. This Task Order shall end upon expiration or sooner termination of the Agreement.

3. Fee and Payment Schedule. In consideration for the Services described in this Task Order, the Company shall compensate the Consultant as follows:

(i)	Cash Payment: $87,383 for the first allocation of $1,344,362.53

(ii)	Stock Compensation*: Shares equivalent to $61,168.47 for the first allocation of $1,344,362.53

*	The number of shares to be issued shall be calculated based on the lowest price between the Opening or Closing bid price of the Company’s common stock on the trading day immediately preceding the date of issuance. The terms, including the timing and conditions of such stock issuance, shall be mutually agreed upon by the Company and the Consultant, in accordance with applicable laws, regulations, and the Company’s internal policies.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Task Order as of the date hereof.

Client: Ispire Technology Inc.

/s/ Michael Wang
Name:	Michael Wang
Title:	Co-Chief Executive Officer
Date:	2/10/2025
Address:	19700 Magellan Drive, Los Angeles, CA 90502 United States

Consultant:	Avon River Ventures LLC.

/s/ Krutarth Shah
Name:	Krutarth Shah
Title:	CEO
Date:	2/10/2025
Address:	8 The Green, Suite 11895, Dover DE 19901